Exhibit 4.7

AMENDMENT NO. 4

TO

THE LINCOLN ELECTRIC COMPANY

EMPLOYEE SAVINGS PLAN

(AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2010)

The Lincoln Electric Company, an Ohio corporation, hereby adopts this Amendment No. 4 to The Lincoln Electric Company Employee Savings Plan (As amended and restated effective January 1, 2010) (the “Plan”), effective as of January 1, 2013, unless otherwise provided herein.

I.

Section 1.1(4) of the Plan is hereby amended by inserting the following new sentence immediately after the first sentence thereof:

“Effective as of January 1, 2013, Base Compensation shall also include any commissions paid to those Employees of Vernon Tool Co., LTD who are classified as ‘direct sales associates’ (but shall not include commissions paid to any other Employees of an Employer).”

II.

Effective as of May 1, 2013, Section 1.1(15) of the Plan is hereby amended in its entirety to read as follows:

“(15) Covered Employee: An Employee of an Employer, excluding, however, (a) any “leased employee” (as defined in Section 1.1(19)) of such Employer, (b) prior to July 1, 1995, any Employees of the Harris Calorific Division of the Company, and (c) any Employees of J.W. Harris Co., Inc. other than Employees of its Harris Products Group employed at its Gainesville location (formerly the Harris Calorific Division of J.W. Harris Co., Inc.). Notwithstanding the preceding provisions of this Section 1.1(15) or any other provision of the Plan to the contrary, (i) no Employee of Smart Force, LLC or of the Harris Products Group of J.W. Harris Co., Inc. employed at its Gainesville location (formerly the Harris Calorific Division of J.W. Harris Co., Inc.), whose Employment Commencement Date, Reemployment Commencement Date or date of transfer to such company or location occurs on or after May 1, 2007 shall be a “Covered Employee” under the Plan for any period of time on or after such Employment Commencement Date, Reemployment Commencement Date or date of transfer, (ii) no Employee of Smart Force, LLC or of the Harris Products Group of J.W. Harris Co., Inc. employed at its Gainesville location (formerly the Harris Calorific Division of J.W. Harris Co., Inc.), who made an irrevocable election, pursuant to the retirement choice provided by J.W. Harris Co., Inc. in 2007, to become eligible to participate in the J.W. Harris Co., Inc. Profit Sharing/401(k) Plan effective as of January 1, 2008, shall be a “Covered Employee” under the Plan for any period of time on or after January 1, 2008, and (iii) no Employee of the Seal Seat division of Lincoln Global, Inc. whose Employment Commencement Date, Reemployment Commencement Date or date of transfer to such company or location occurs on or after May 1, 2013 shall be a “Covered Employee” under the Plan for any period of time on or after such Employment Commencement Date, Reemployment Commencement Date or date of transfer.”

III.

Section 1.1(22) of the Plan is hereby amended by inserting a new sentence at the end thereof, to read as follows:

“Further notwithstanding the foregoing, in the case of an Employee of Kaliburn, Inc. Employment shall include periods of employment with ITT Corporation prior to November 14, 2012, provided that such Employee was an “Employee” (as defined in the Plan) on November 14, 2012.”

IV.

Section 1.1(29) of the Plan is hereby amended in its entirety to read as follows:

“(29) FSP Compensation: For any Plan Year, the regular salary and/or wages, including overtime, vacation pay, shift and incentive premiums and regular pay adjustments but excluding Bonus Compensation, received by an FSP Participant or an FSP Plus Participant from the Employer during the Plan Year while an FSP Participant or an FSP Plus Participant, as applicable, provided, however, that for the initial Plan Year that an Employee first becomes either an FSP Participant or an FSP Plus Participant (excluding an Employee who first becomes an FSP Participant on July 16, 2006), FSP Compensation shall be deemed to include the regular salary and/or wages, including overtime, vacation pay, shift and incentive premiums and regular pay adjustments but excluding Bonus Compensation, received by the Employee from the Employer for the two calendar months preceding the date that he became an FSP Participant or FSP Plus Participant. Notwithstanding the foregoing, (a) FSP Compensation shall not include any amounts received from J.W. Harris Co., Inc. (or prior to May 1, 2006, Harris Calorific, Inc.), Lincoln Global, Inc., Torchmate, Inc. or Smart Force, LLC (or prior to January 1, 1999, the Harris Calorific Division or the Seal Seat Division of the Company) provided, however, that FSP Compensation shall include amounts received from Lincoln Global,

Inc. by an FSP Participant or an FSP Plus Participant who continues to be treated as an Employee of the Company, as provided in Section 2.7(3) of the Plan, (b) FSP Compensation shall not include any amounts received from Kaliburn, Inc. for periods prior to January 1, 2013, and (c) FSP Compensation of an Employee taken into account for any purpose under the Plan for any Plan Year shall not exceed $200,000 (as adjusted for cost-of-living increases in accordance with section 401(a)(17)(B) of the Code). Effective as of January 1, 2009, the term “FSP Compensation” shall not include any differential wage payments (within the meaning of section 3401(h)(2) of the Code) received by an FSP Participant or an FSP Plus Participant from the Employer.”

V.

Section 1.1(63) of the Plan is hereby amended by inserting a new paragraph (e) at the end thereof, to read as follows:

“(e) Further notwithstanding any other provision of the Plan to the contrary, in the case of an Employee of Kaliburn, Inc., Years of Vesting Service shall also include periods of employment with ITT Corporation prior to November 14, 2012, provided that such Employee was an “Employee” (as defined in the Plan) on November 14, 2012.”

VI.

Section 1.1(64) of the Plan is hereby amended by inserting a new sentence at the end thereof, to read as follows:

“Notwithstanding any other provision of the Plan to the contrary, in the case of an Employee of Kaliburn, Inc., Years of Eligibility Service shall also include periods of employment with ITT Corporation prior to November 14, 2012, provided that such Employee was an “Employee” (as defined in the Plan) on November 14, 2012.”

VII.

Section 2.4(1)(a) of the Plan is hereby amended in its entirety to read as follows:

“(a) he is a Covered Employee who is employed by the Company, Welding, Cutting, Tools & Accessories, LLC, Vernon Tool Co., LTD or Kaliburn, Inc.”

VIII.

Exhibit A to the Plan is hereby amended in its entirety to read as follows:

“EXHIBIT A

Participating Employers

as of January 1, 2013

The Lincoln Electric Company

J.W. Harris Co., Inc., solely with respect to its Employees who are “Covered Employees” as defined in the Plan.

Lincoln Global, Inc.

Welding, Cutting, Tools & Accessories, LLC.

Smart Force, LLC.

Vernon Tool Co., LTD

Torchmate, Inc. (for the period beginning October 1, 2011 through December 31, 2012)

Kaliburn, Inc.”

EXECUTED this 10th day of May, 2013.

THE LINCOLN ELECTRIC COMPANY

By:	/s/ Vincent Petrella
Title:	Senior Vice President and Chief Financial Officer